Exhibit 99.1

12500 West Creek Parkway Richmond, Virginia 23238

NEWS RELEASE For Immediate Release August 27, 2018	Investor Contact:	Media Contact:
	Michael Neese	Trisha Meade
	VP, Investor Relations	Manager, Corporate Communications
	804-287-8126	804-285-5390
	Michael.Neese@pfgc.com	Trisha.Meade@pfgc.com

Performance Food Group Company

Announces Executive Leadership Transition

Richmond, Va. – August 27, 2018 /BusinessWire/ — Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced an executive leadership transition with Dave Flitman, Executive Vice President, PFG and President and CEO of Performance Foodservice, leaving the company to pursue a chief executive role outside the foodservice industry. As a result of Mr. Flitman’s departure, Craig Hoskins, President and CEO, PFG Customized and Performance Foodservice Sales and Marketing Leader, will assume responsibility of Performance Foodservice on an interim basis while the Company conducts an executive search. Mr. Hoskins joined PFG in 2008 following the acquisition of the Company by Vistar Corporation where he progressed through successive roles of increasing responsibility in sales and marketing, merchandising/purchasing, and operations.

“Dave has made significant contributions to the continued success of the Company over the last three and a half years, and on behalf of our board and management team, I want to thank him for his contributions,” said George Holm, PFG’s President and Chief Executive Officer. “We wish him well as he begins the next chapter in his career.”

“I am fortunate to have been part of the success of Performance Foodservice and I believe PFG has a great future of profitable growth ahead,” commented Mr. Flitman.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 73 distribution centers to over 150,000 customer locations across the United States. Our more than 15,000 associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

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